                                                                    Exhibit 4.11

QUALCOMM/Techfaith                                                  CONFIDENTIAL
Series A Preferred Share Purchase and Sale Agreement           EXECUTION VERSION





                              DATED MARCH 22, 2006

              SERIES A PREFERRED SHARE PURCHASE AND SALE AGREEMENT

                                     AMONGST

                   TECHFAITH SOFTWARE (CHINA) HOLDING LIMITED

                                       AND

                              QUALCOMM INCORPORATED

                                       AND

            CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
1. DEFINITIONS...........................................................     1
   1.1  Certain Defined Terms............................................     1
   1.2  Exhibits and Schedules...........................................     5
   1.3  Interpretation...................................................     6

2. AGREEMENT TO PURCHASE AND SELL SERIES A PREFERRED SHARES..............     6
   2.1  Agreement to Purchase and Sell...................................     6
   2.2  Authorization....................................................     7
   2.3  Closings; Delivery...............................................     7

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................     8
   3.1  Organization, Good Standing, Corporate Power and Qualification...     9
   3.2  Capitalization...................................................     9
   3.3  Subsidiaries.....................................................    10
   3.4  WFOE Subsidiary..................................................    10
   3.5  Authorization....................................................    11
   3.6  Valid Issuance of Shares.........................................    12
   3.7  Governmental Consents and Filings................................    12
   3.8  Litigation.......................................................    12
   3.9  Intellectual Property............................................    13
   3.10 Compliance with Other Instruments................................    13
   3.11 Agreements; Actions..............................................    14
   3.12 Conflicts of Interest............................................    16
   3.13 Absence of Liens.................................................    17
   3.14 Financial Statements.............................................    17
   3.15 Changes..........................................................    18
   3.16 Employee Matters.................................................    19
   3.17 Tax Returns and Payments.........................................    21
   3.18 Permits..........................................................    22
   3.19 Corporate Documents..............................................    22
   3.20 Disclosure.......................................................    22
   3.21 Breach of Warranty...............................................    22

4. CONDITIONS TO THE INVESTORS' OBLIGATIONS AT CLOSING...................    22
   4.1  The Initial Closing..............................................    23
   4.2  The Subsequent Closing...........................................    25
   4.3  The Final Closing................................................    25
   4.4  No Closing Obligation............................................    26

5. MISCELLANEOUS.........................................................    26
   5.1  Survival of Warranties...........................................    26
   5.2  Transfer; Successors and Assigns.................................    26
   5.3  Governing Law....................................................    26
   5.4  Counterparts.....................................................    26
   5.5  Titles and Subtitles.............................................    27
   5.6  Notices..........................................................    27
   5.7  No Finder's Fees.................................................    27

   5.8  Confidentiality Obligations......................................    27
   5.9  Fees and Expenses................................................    29
   5.10 Attorney's Fees..................................................    29
   5.11 Amendments and Waivers...........................................    30
   5.12 Severability.....................................................    30
   5.13 Delays or Omissions..............................................    30
   5.14 Moratorium.......................................................    30
   5.15 Entire Agreement.................................................    31
   5.16 Dispute Resolution...............................................    31

SCHEDULE 1 - PARTICULARS OF THE COMPANY..................................    33
PART A: PARTICULARS OF COMPANY PRE-CLOSING...............................    33
PART B: PARTICULARS OF THE WFOE SUBSIDIARY...............................    34
SCHEDULE 2 - CAPITALIZATION OF THE COMPANY POST-CLOSING..................    35
EXHIBIT A - FORM OF AMENDED MEMORANDUM AND ARTICLES OF ASSOCIATION.......    36
EXHIBIT B - FORM OF INVESTORS' RIGHTS AGREEMENT..........................    37
EXHIBIT C - DISCLOSURE SCHEDULE..........................................    38
EXHIBIT D - FORM OF SOFTWARE LICENSE AGREEMENT BETWEEN QUALCOMM AND WFOE
SUBSIDIARY...............................................................    39
EXHIBIT E - FORM OF SOFTWARE LICENSE AGREEMENT BETWEEN TECHFAITH AND WFOE
SUBSIDIARY...............................................................    40
EXHIBIT F - FORM OF DEVELOPMENT AND LICENSE AGREEMENT  AMONG WFOE
SUBSIDIARY, TECHFAITH AND QUALCOMM.......................................    41

                            SERIES A PREFERRED SHARE

                           PURCHASE AND SALE AGREEMENT

This SERIES A PREFERRED SHARE PURCHASE AND SALE AGREEMENT (this "AGREEMENT") is made as of the 22nd day of March 2006 by and among:

(1) TECHFAITH SOFTWARE (CHINA) HOLDING LIMITED, a company incorporated in the Cayman Islands, whose registered office is located at Century Yard, Cricket Square, Hutchins Drive, O.P. Box 2681GT, George Town, Grand Cayman, British West Indies (the "COMPANY"); and

(2) QUALCOMM INCORPORATED, a Delaware limited partnership, whose main office is located at 5775 Morehouse Drive, San Diego, CA 92121 ("QUALCOMM"); and

(3) CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED, a company incorporated in the Cayman Islands, whose registered office is located at Century Yard, Cricket Square, Hutchins Drive, O.P. Box 2681GT, George Town, Grand Cayman, British West Indies ("Techfaith"), and principal executive offices are located at 3/F M8 West, No. 1 Jiu Xian Qiao East Road, Chao Yang District, Beijing 100016, PRC ("TECHFAITH").

QUALCOMM and Techfaith are herein referred to as "INVESTORS" collectively and individually as an "INVESTOR".

WHEREAS:

The Company proposes to allot and issue to the Investors the Series A Preferred Shares (as defined below) marked against each such Investor's name in Schedule 2, and each of the Investors has agreed to purchase and subscribe for the Series A Preferred Shares, on the terms and subject to the conditions of this Agreement.

The parties hereby agree as follows:

1.   DEFINITIONS

1.1  Certain Defined Terms

     The following terms used in this Agreement shall be construed to have the meanings set forth or referenced below:

     "AFFILIATE" means any Person that directly or indirectly, through one or more intermediaries, controls such other Person, is controlled by, or is under common control with such other Person.

     "AMENDED ARTICLES" has the meaning given to such term in subsection 2.2(a).

     "APPLICABLE LAWS" means in relation to any Person, any relevant laws, regulations, administrative regulations, rules, notices, and other legislative, executive or judicial decisions or pronouncements which are publicly promulgated and in force for the time being.

     "APPROVAL" means any consent [CHINESE CHARACTERS], operating license [CHINESE CHARACTERS]), permit [CHINESE CHARACTERS], approval [CHINESE CHARACTERS], ratification [CHINESE CHARACTERS], registration [CHINESE CHARACTERS] or other form of permission to engage in a specific activity issued by any PRC regulatory or government body or agency.

     "BOARD" means the Company's Board of Directors, as constituted from time to time.

     "BUSINESS PLAN" has the meaning given to such term in Section 3.20.

     "COMPANY INTELLECTUAL PROPERTY" has the meaning given to such term in
     Section 3.9.

     "COMPANY SECRETARY" means the secretary of the Company for the time being.

     "CONFIDENTIAL INFORMATION" means all confidential and/or proprietary business or technical information, in whatever form recorded, that a Party does not wish to disclose without restriction.

     "CONTROL" or its cognate terms in relation to any Person means either of the following:

     (i) the power or right to set or determine the management of the affairs of that Person or to select, appoint or determine the composition of a majority of the directors of the board or members of any management committee or similar body, or to otherwise direct the management of that Person; or

     (ii) the ownership of not less than fifty percent (50%) of the total issued equity interests, voting shares or stock in that Person.


     "CONVERSION SHARES" has the meaning given to such term in subsection
     2.2(b).

     "ENCUMBRANCE" means any charge, pledge, claim, mortgage, security, lien, option, equity, power of sale, hypothecation, retention of title, right of pre-emption, other third party rights or security interest of any kind.

     "ESOP" has the meaning given to such term in the Investors' Rights
     Agreement.

     "ESOP SHARES" means the Ordinary Shares reserved for issuance under the ESOP.

     "FINAL CLOSING" has the meaning given to such term in subsection 2.3(c).

     "FINANCING TERMS" has the meaning given to such term in subsection 5.8(e).

     "HONG KONG" means the Hong Kong Special Administrative Region of the People's Republic of China.

     "INITIAL CLOSING" has meaning given to such term in subsection 2.3(a).

     "INTELLECTUAL PROPERTY RIGHTS" or "IPR" means any and all rights in any invention, discovery, improvement, utility, model, copyrightable work, industrial design or mask work, algorithm, data structure, trade secrets or know-how, patents, Confidential Information, or any idea having commercial value, any trademark, trade dress, trade name, domain name, or other marks that serve to identify and distinguish goods or services as coming from, or falling under the control of, a single source, all rights of whatsoever nature in computer software and data, all intangible rights or privileges of a nature similar to any of the foregoing in every case in any part of the world and whether or not registered, and all rights in any applications and granted registrations for any of the foregoing rights.

     "INVESTORS' RIGHTS AGREEMENT" has the meaning given to such term in Section 4.7.

     "IPO" means the Company's first public offering of Ordinary Shares, which is a firm commitment underwritten public offering of Ordinary Shares on a recognized stock exchange, registered under the relevant securities laws and managed and/or underwritten by a lead underwriter of reputable international standing.

     "KEY EMPLOYEES" means any member of the Company's or the WFOE Subsidiary's senior management and any employee of the Company or the WFOE Subsidiary who either alone, or in concert with others, develops, invents, programs or designs any Company Intellectual Property, and "KEY EMPLOYEE" means any of them.

     "LICENSE AGREEMENTS" means (i) the Software License Agreement between QUALCOMM and the WFOE Subsidiary, (ii) the Software License Agreement between Techfaith and the WFOE Subsidiary, (iii) the Development and License Agreement among the WFOE Subsidiary, Techfaith and QUALCOMM (the "DEVELOPMENT AND LICENSE AGREEMENT"), in substantially the form set out in Exhibits D, E and F, respectively.

     "LOSSES" means losses, damages, costs, expenses, liabilities or claims, including reasonable legal costs.

     "LOVELLS BEIJING OFFICE" means the offices of Lovells International Law Firm Office in Beijing, China, located at Level 2, Office Tower C2, The Towers, Oriental Plaza, No.1 East Chang An Avenue, Beijing 100738, China.

     "MATERIAL ADVERSE EFFECT" means in respect of any Person, a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of that Person.

     "MATERIAL CONTRACT" means a contract with a total value over its lifetime in excess of US$25,000 or which involves an aggregate liability of over US$25,000 on the part of the Company.

     "MILESTONE #1" means the successful delivery by the WFOE Subsidiary and acceptance in writing by QUALCOMM of the Feature Complete Versions, as such term is defined in the Development and License Agreement, of the MSM Software Applications by August 31, 2006.

     "MILESTONE #2" means the successful delivery by the WFOE Subsidiary and acceptance in writing by QUALCOMM of the Production Ready Versions, as such term is defined in the Development and License Agreement, of the MSM Software Applications by the date occurring six months following the date on which Milestone #1 was achieved.

     "MILESTONES" means Milestone #1 and Milestone #2 collectively and "MILESTONE" means either of them.

     "MSM" means mobile station modem.

     "MSM SOFTWARE APPLICATIONS" has the meaning giving to such term in the Development and License Agreement.

     "MOFCOM" means [CHINESE CHARACTERS], the PRC Ministry of Commerce and the approval authority for most foreign invested enterprises in China.

     "ORDINARY SHARES" means ordinary shares in the Company with a par value of US$0.001 per share.

     "PARTY" means any party to this Agreement for the time being, and "PARTIES" means all the parties to this Agreement for the time being, and shall include a reference to their successors in title and permitted assigns.

     "PERSON" means any natural person, corporation, joint venture, partnership, association, company, or other legal entity (whether incorporated or unincorporated and whether or not having separate legal personality).

     "PRC" or "CHINA" means the People's Republic of China, which for the purposes of this Agreement excludes Hong Kong, the Macau Special Administrative Region of the People's Republic of China and Taiwan.

     "PREFERRED SHARES" means shares of any class or series in the Company other than Ordinary Shares.

     "PURCHASE PRICE" has the meaning given to such term in Section 2.1.

     "QUALCOMM DIRECTOR" has the meaning given to such term in the Investors' Rights Agreement

     "QUALIFIED IPO" means an IPO reasonably acceptable to holders of at least fifty percent (50%) of the Series A Preferred Shares, with aggregate proceeds (net of underwriters discounts and commissions) to the Company in excess of US$20 million and at a listing price which implies a total market capitalization in excess of US$50 million.

     "RMB" means Renminbi [CHINESE CHARACTERS] or the lawful currency of the PRC for the time being.

     "SAFE" means [CHINESE CHARACTERS], the PRC State Administration of Foreign Exchange or its local branches as the context may require.

     "SAFE CIRCULAR" means [CHINESE CHARACTERS] [[CHINESE CHARACTERS] (2005) 75 [CHINESE CHARACTERS]] the SAFE Circular on Issues relating to the Administration of Foreign Exchange of Company Financing through Offshore Special Purpose Vehicles and Round-Tripping Investment by PRC Resident issued by SAFE with effect from 1 November 2005 and any Applicable Laws of the PRC in force from time to time which operate to restate, amend or repeal the aforesaid circular or any part thereof.

     "SERIES A PREFERRED SHARES" means the Series A Preference Shares in the Company with a par value of US$0.001 per share.

     "SHARES" means all shares issued in the capital of the Company, including, but not limited to Ordinary Shares and Series A Preferred Shares.

     "SUBSIDIARY" means a company or corporation in which more than fifty percent (50%) of the equity interests, shares, voting stock (or equivalent) (including without limitation, by ownership or control of any exercisable option to obtain a controlling stake in,) is owned or controlled, directly or indirectly, by the relevant Person, and the term "SUBSIDIARIES" shall be construed accordingly.

     "SUBSEQUENT CLOSING" has the meaning given to such term in subsection
     2.3(b).

     "TAXATION" means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any Person and all penalties, charges, costs and interest relating thereto, and references to "TAXES" shall be construed accordingly.

     "TECHFAITH DIRECTORS" has the meaning given to such term in the Investors' Rights Agreement.

     "THREE CLOSINGS" means the Initial Closing, the Subsequent Closing and the Final Closing collectively and "CLOSING" refers to any one of them.

     "TRANSACTION DOCUMENTS" means this Agreement, the Investors' Rights Agreement, the Amended Articles and their respective schedules and exhibits.

     "US$" means the official currency of the United States of America for the time being.

     "WFOE" means a wholly foreign owned enterprise established pursuant to the PRC Wholly Foreign Owned Enterprise Law [CHINESE CHARACTERS] passed on 12 April, 1986 by the National People's Congress of the PRC and the PRC Wholly Owned Enterprise Law Implementation Regulations [CHINESE CHARACTERS] approved by the PRC State Council on 28 October 1990 and other relevant PRC laws and regulations.

     "WFOE SUBSIDIARY" has the meaning given to such term in Section 3.4.

1.2  Exhibits and Schedules

     The following schedules and exhibits are a part of this Agreement:

     Schedule 1 Particulars of the Company
        Part A    Particulars of Company Pre-Closing
        Part B    Particulars of Company's WFOE Subsidiary (to be completed
                  prior to the Initial Closing)

     Schedule 2 Capitalization of the Company Post-Closing

     Exhibit A Form of Amended Memorandum and Articles of Association

     Exhibit B Form of Investors' Rights Agreement

     Exhibit C Disclosure Schedule

     Exhibit D Form of Software License Agreement between QUALCOMM and WFOE
               Subsidiary

     Exhibit E Form of Software License Agreement between Techfaith and WFOE
               Subsidiary

     Exhibit F Form of Development and License Agreement among WFOE Subsidiary,
               Techfaith and QUALCOMM

1.3  Interpretation

     References to Applicable Laws in this Agreement shall include a reference to such Applicable Laws as amended, reissued or any replacement Applicable Laws. References to the word "including", "includes" or cognate terms shall be construed without limitation. References to any PRC Ministry or governmental regulatory body or government agency shall include a reference to any local branches or administrative sub-divisions under it, and to any successor body or bodies assuming responsibility for the administration of the power or function in question.

2.   AGREEMENT TO PURCHASE AND SELL SERIES A PREFERRED SHARES

2.1  Agreement to Purchase and Sell

     (a) Subject to the terms and conditions of this Agreement, each of QUALCOMM and Techfaith agrees to purchase at the Initial Closing (as defined below), and the Company agrees to sell and issue to each of them, such number of Series A Preferred Shares as is set out against its name below, at a purchase price of US$1.00 per share (the "PURCHASE PRICE"):


          Investor    No. of Subscription Shares   Investment Amount
          --------    --------------------------   -----------------
          QUALCOMM             3 million             US$ 3 million
          Techfaith            7 million             US$ 7 million
          Total               10 million             US$10 million

     (b) Upon the completion of Milestone #1 and subject to the terms and conditions of this Agreement, each of QUALCOMM and Techfaith agrees to purchase at the Subsequent Closing (as defined below), and the Company agrees to sell and issue to each of them such number of Series A Preferred Shares as is set out against its name below, at the Purchase
          Price:

          Investor    No. of Subscription Shares   Investment Amount
          --------    --------------------------   -----------------
          QUALCOMM             3 million             US$ 3 million
          Techfaith            7 million             US$ 7 million
          Total               10 million             US$10 million

     (c) Upon the completion of Milestone #2 and subject to the terms and conditions of this Agreement, each of QUALCOMM and Techfaith agrees to purchase at the Final Closing (as defined below), and the Company agrees to sell and issue to each of them such number of Series A Preferred Shares as is set out against its name below, at the Purchase
          Price:

          Investor    No. of Subscription Shares   Investment Amount
          --------    --------------------------   -----------------
          QUALCOMM            1.5 million            US$1.5 million
          Techfaith           3.5 million            US$3.5 million
          Total                 5 million            US$  5 million

2.2  Authorization

     (a) The Company shall adopt and file with the Registrar of Companies in the Cayman Islands on or before the Initial Closing (as defined below) the Amended Memorandum and Articles of Association of the Company in or substantially in the form attached as Exhibit A to this Agreement (the "AMENDED ARTICLES").

     (b)  On or prior to the Initial Closing, the Company shall have authorized
          (i) the sale and issuance to the Investors of the relevant number of Series A Preferred Shares required by the proposed Three Closings, and
          (ii) the issuance of the Ordinary Shares to be issued upon conversion of such Series A Preferred Shares (the "CONVERSION SHARES"). The Series A Preferred Shares and the Conversion Shares shall have the rights, preferences, privileges and restrictions set forth in the Investors' Rights Agreement and the Amended Articles.

2.3  Closings; Delivery

     (a) Subject to the satisfaction of the conditions set out in Section 2.1 and Section 4.1 respectively, the initial sale and purchase of the Series A Preferred Shares shall take place via the exchange of documents and signatures at Lovells Beijing Office, or at such other time and place and in such manner as the Company and the Investors mutually agree upon, orally or in writing (which time and place are designated as the "INITIAL CLOSING").

     (b) Subject to the satisfaction of the conditions set out in Section 2.1 and Section 4.2 respectively, the subsequent sale and purchase of the Series A Preferred Shares shall take place subject to:

          (i) the exchange of a bring-down compliance certificate dated as of the Subsequent Closing (as defined below), provided that such date shall be on or before August 31, 2006;

          (ii) the issue of written certification by a director of each of the Investors that Milestone # 1 has been satisfied;

          (iii) the issue of written certification by a director of each of the Investors that the there has been no material breach to the Investment Documents, the WFOE Articles of Association or the License Agreements;

          at the law offices of Lovells Beijing Office, or at such other time and place and in such manner as the Company and the Investors mutually agree upon, orally or in writing (which time and place are designated as the "SUBSEQUENT CLOSING").

     (c) Subject to the satisfaction of the conditions set out in Section 2.1 and Section 4.3 respectively, the final sale and purchase of the Series A Preferred Shares shall take place subject to:

          (i) the exchange of a bring-down compliance certificate dated as of the Final Closing (as defined below), provided that such date shall be within six months of the Subsequent Closing;

          (ii) the issue of written certification by a director of each of the Investors that Milestone # 2 has been satisfied;

          (iii) the issue of written certification by a director of each of the Investors that the there has been no material breach to the Investment Documents, the WFOE Articles of Association or the License Agreements;

          at the law offices of Lovells Beijing Office, or at such other time and place and in such manner as the Company and the Investors mutually agree upon, orally or in writing (which time and place are designated as the "FINAL CLOSING")

     (d) At each Closing, the Company shall deliver to each of the Investors a share certificate representing the Series A Preferred Shares being purchased by such Investors at such Closing duly executed by the Company in accordance with the provisions of the Amended Articles against payment of the purchase price therefore by check payable to the Company, by wire transfer to a bank account designated by the Company, by cancellation or conversion of indebtedness of the Company to such Investor, or by any combination of such methods.

3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to each Investor that the representations and warranties contained in this Section 3 are true, accurate and complete as of the date of each Closing (as the case may be), subject to the disclosures (if any) set out in the Disclosure

     Schedule in the form attached as Exhibit C to this Agreement (the "DISCLOSURE SCHEDULE").

     For the purposes of those representations and warranties, the phrase "TO THE COMPANY'S KNOWLEDGE" shall mean the actual knowledge, after making due inquiry, of its then duly appointed and elected officers. In addition, for the purposes of those representations and warranties contained in Section 3 (other than those in Sections 3.1, 3.2, 3.4, 3.5 and 3.6), the term "the COMPANY" shall include a reference to any Subsidiaries, branches or other entities formed by the Company (whether or not having separate legal personality) and include a reference to the WFOE Subsidiary, unless the context otherwise requires, or otherwise noted herein.

3.1  Organization, Good Standing, Corporate Power and Qualification

     The Company is a corporation duly organized, validly existing and in good standing under the Applicable Laws of the Cayman Islands and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

3.2  Capitalization

     (a) Immediately prior to the Initial Closing, the authorized capital of the Company, consists of:

          (i) 50,000,000 Ordinary Shares, 10 shares of which are issued and outstanding;

          (ii) 25,000,000 Preferred Shares, all of which have been designated as Series A Preferred Shares, and up to all of which will be sold pursuant to this Agreement. The rights, privileges and preferences of the Series A Preferred Shares are as stated in the Investors' Rights Agreement, the Amended Articles and as provided by the general corporation law of the Cayman Islands; and

          (iii) Options to acquire 2,777,778 Ordinary Shares, all of which are reserved for issuance under the ESOP.

     (b)  Except for:

          (i) the conversion privileges of the Series A Preferred Shares to be issued under this Agreement; and

          (ii) the 2,777,778 Ordinary Shares reserved for issuance upon exercise of options issued pursuant to the ESOP,

          there are no outstanding options, pledges, guarantees, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Ordinary Shares or Preferred Shares, or any securities convertible into or exchangeable for shares of Ordinary Shares or Preferred Shares.

3.3  Subsidiaries

     Except for the WFOE Subsidiary (as defined below), the Company does not presently own or control, directly or indirectly, any interest in any other Person.

3.4  WFOE Subsidiary

     (a) The Company holds 100% of the registered capital of Techfaith Software (China) Limited [CHINESE CHARACTERS] (the "WFOE SUBSIDIARY"). The Company's interest in the WFOE Subsidiary is directly owned by it, free and clear of all Encumbrances, and no Person has any right to participate in, or receive any payment based on any amount relating to, the revenue, income, value or net worth of the WFOE Subsidiary or any component or portion thereof, or any increase or decrease in any of the foregoing.

     (b) The amount of registered capital of the WFOE Subsidiary is 100% duly vested in the Company. There are no outstanding options, warrants, rights (including conversion or preemptive rights), agreements, commitments whatsoever for the purchase or acquisition from the WFOE Subsidiary of any registered capital or any securities convertible into or ultimately exchangeable or exercisable for any such registered capital.

     (c) The WFOE Subsidiary has been duly established and validly exists under Applicable Laws of the PRC. The establishment documents relating to the WFOE Subsidiary are lawful and valid and have been duly approved or issued (as applicable) by the competent PRC authorities in accordance with Applicable Laws of the PRC.

     (d) The WFOE Subsidiary does not have any Affiliates (other than the Company) subsidiaries or investee entities, and neither owns or controls, directly or indirectly, any interest in any other Person, nor does it have in place any joint venture, joint operation [CHINESE CHARACTERS] or similar arrangements with any other Person, nor does it maintain or operate any offices or branches or Subsidiaries, except for its office premises as set out in its PRC business license.

     (e) The WFOE Subsidiary has full corporate power and authority to operate its properties and assets and to carry on its business as currently conducted and as presently proposed to be conducted, and all Approvals needed for the operations of its business as presently operated or contemplated to be operated have been duly obtained in accordance with Applicable Laws of the PRC from the relevant competent PRC authorities and are in full force and effect. No examination and approval authority in the PRC exceeded its power or otherwise acted unlawfully in approving the establishment or operations of the WFOE Subsidiary.

     (f) All post-establishment filings and registrations with the PRC authorities required in respect of the WFOE Subsidiary and its operations, including the registration with the State Administration of Industry and Commerce, the SAFE, the State Administration of Taxation and local tax bureau, customs authorities, and social security and insurance authorities, have been duly completed in accordance with, and within the time limits stipulated under, Applicable Laws of the PRC.

     (g) The WFOE Subsidiary has not received any letter or notice from any relevant PRC governmental or regulatory authority notifying it of the suspension, revocation, or threatened revocation, of any Approvals issued to it for non-compliance, or of the need for compliance or remedial actions to be taken in respect of the activities carried out directly or indirectly by the WFOE Subsidiary.

     (h) With respect to the land use rights, building ownership rights or rights to use any of the foregoing (if any) held by the WFOE Subsidiary, the WFOE Subsidiary has exclusive, full and unimpaired legal ownership of such rights, building ownership rights or rights to use free from any Encumbrances, conditions, orders or other restrictions, and has obtained all necessary Approvals with government authorities with respect thereto, including effecting registration of its office lease with the relevant land resources administration authorities in accordance with Applicable Laws of the PRC.

     (i) All requisite formalities and legal requirements in respect of the implementation of the machinery, equipment, parts, tools and materials by the WFOE Subsidiary have been and will be complied with in accordance with Applicable Laws of the PRC.

     (j) The WFOE Subsidiary has been conducting and will conduct its business activities within the permitted scope of business and is otherwise operating its business in full compliance with all Applicable Laws of the PRC, including producing, processing and/or distributing products with all requisite Approvals granted by the relevant competent PRC governmental or regulatory authorities.

     (k) All Applicable Laws of the PRC with respect to the opening and operation of foreign exchange accounts and foreign exchange activities of the WFOE Subsidiary, where applicable have been and will continue to be fully complied with, and all requisite Approvals including any from SAFE required under the SAFE Circular in relation thereto have been duly and lawfully obtained and are in full force and effect and there exist no grounds on which any such Approval may be cancelled or revoked or the WFOE Subsidiary or its legal representative may be subject to liability or penalties for material misrepresentation or failure to disclose material information to the issuing SAFE authority.

     (l) With regard to employment and staff or labour management, the WFOE Subsidiary has complied with all Applicable Laws of the PRC, including Applicable Laws pertaining to contributions to local welfare funds, social benefits, medical benefits, insurance, retirement benefits, pension or the like.

3.5  Authorization

     All corporate action required to be taken by the Board and allot and in order to authorize the Company:

          (i)  to enter into the Transaction Documents;

          (ii) to allot and issue Preferred Shares and to designate any such Preferred Shares as Series A Preferred Shares at the Closing; and

          (iii) to allot and issue any Ordinary Shares including but not limited to any ESOP Shares or any Conversion Shares, has been taken or shall be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Documents, the performance of all obligations of the Company under the Transaction Documents to be performed as of the Closing, and the issuance and delivery of the Series A Preferred Shares has been taken or shall be taken prior to the Closing. The Transaction Documents, when executed and delivered by the Company, shall constitute lawful, valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except:

               (1) as limited by Applicable Laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors' rights generally; or

               (2) as limited by Applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.6  Valid Issuance of Shares

     The Series A Preferred Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, shall be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, the Investors' Rights Agreement, Applicable Laws and Encumbrances created by or imposed by the Investors. Subject to the filings described in Section 3.7 below, the Series A Preferred Shares shall be issued in compliance with all Applicable Laws. The ESOP Shares and the Conversion Shares have been duly reserved for issuance, and upon issuance in accordance with the terms of the Amended Articles and the Investors' Rights Agreement, shall be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents, Applicable Laws and Encumbrances created by or imposed by the Investors. Subject to Section 3.7 below, the ESOP Shares and the Conversion Shares shall be issued in compliance with all Applicable Laws.

3.7  Governmental Consents and Filings

     No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority in any jurisdiction is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for the filing of the Amended Articles, which shall have been filed in accordance with Applicable Laws at the time of or after Closing.

3.8  Litigation

     There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Company's knowledge, currently threatened:

          (i)  against the Company or any of its officers or directors;

          (ii) questions the validity of any of the Transaction Documents or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Documents; or

          (iii) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

     Neither the Company nor, to the Company's knowledge, any of its officers or directors, is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate.

3.9  Intellectual Property

     The Company owns or possesses sufficient legal rights to:

          (i) all trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and proprietary rights and processes; and

          (ii) to the Company's knowledge, all patents and patent rights (such rights are collectively referred to herein as the "COMPANY INTELLECTUAL PROPERTY") as are necessary to the conduct of the Company's business as now conducted and as presently proposed to be conducted, without any known conflict with, or infringement of, the rights of others.

     To the Company's knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or shall violate any license or infringe any Intellectual Property Rights of any other Person. Save as expressly contemplated by any Transaction Document and other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, Encumbrances or shared ownership interests of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property Rights of any other Person. The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the Intellectual Property Rights of any other Person. Section 3.9 of the Disclosure Schedule lists all Intellectual Property Rights of the Company. The Company has not embedded any open source or community source code in any of its products generally available or in development, including but not limited to any libraries or codes licensed under any general public license or similar license arrangement. For the purposes of this Section 3.9, the Company shall be deemed to have knowledge of a patent right if the Company has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to applicable patent laws.

3.10 Compliance with Other Instruments

     The Company is not in violation or default under:

          (i) any provisions of the Amended Articles, the WFOE Subsidiary Articles of Association or the Investors' Rights Agreement;

          (ii) any applicable instrument, judgment, order, writ or decree;

          (iii) any note, indenture or mortgage; or

          (iv) any lease, agreement, contract or purchase order to which it is a party, or by which it is bound, or that is required to be listed on the Disclosure Schedule, or of any provision of any Applicable Law applicable to the Company, the violation of which would have a Material Adverse Effect on the Company.

     Neither the execution, delivery and performance of any of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents, nor the conduct or carrying on of the Company's business as presently conducted or proposed to be conducted shall result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either:

          (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or any Applicable Law in relation to the Company; or

          (ii) an event which results in the creation of any Encumbrance upon any assets of the Company, or the suspension, revocation, forfeiture, or non-renewal of any material Approval held by the Company.

3.11 Agreements; Actions

     (a) Except for the Transaction Documents and matters arising in connection with this financing, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve:

          (i) obligations (contingent or otherwise) of, or payments to, the Company;

          (ii) the license of any Intellectual Property Rights to or from the Company;

          (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person, or which affect the Company's exclusive right to develop, manufacture, assemble, distribute, market or sell its products anywhere in the world; or

          (iv) indemnification by the Company with respect to infringements of proprietary rights.

     (b)  The Company has not:

          (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its share capital or capital stock;

          (ii) incurred any indebtedness for money borrowed or incurred any other liabilities;

          (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses; or

          (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of subsections (b) and (c) of this Section 3.11, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including any Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

     (c) The Company is not a guarantor of or indemnitor of, the indebtedness of any other Person.

     (d) The Company is not in breach of any contracts, agreements or arrangements to which it is a party, and has no knowledge of the invalidity of, or grounds for rescission, avoidance or repudiation of any such contract, agreement, arrangement or transaction to which the Company is a party, nor has it received notice of any intention to terminate any such contract, agreement or arrangements, or to repudiate or disclaim any such transaction.

     (e) No party with whom the Company has entered into any contract, agreement or arrangement is in default thereunder, being a default which would have a Material Adverse Effect on the Company, and there are no circumstances likely to give rise to any such default.

     (f) The Company is not a party to any agreement, contract or arrangement which, by reason of the sale of the Series A Preferred Shares, or by reason of any Party or any of its Affiliates entering into or performing any provision of this Agreement and/or of the Transaction Documents, gives any other contracting party the right to terminate such contract, agreement or arrangement, or to create or increase any obligation on the Company (whether to make payment or otherwise) to any Person.

     (g) Save as expressly provided in or contemplated by the Transaction Documents, the Company has no material or long term agreements, contracts, arrangements or commitments binding upon it including but not limited to:

          (i) any contract, agreement or arrangement entered into otherwise than in the ordinary course of business;

          (ii) any contract, agreement or arrangement otherwise than by way of bargain at arm's length;

          (iii) involving licensing or transfer of technology or IPR to or by the Company;

          (iv) any sale or purchase option or similar contract or arrangement affecting any assets owned or used by the Company or by which the Company is bound;

          (v) any agreement, contract or arrangement which cannot readily be fulfilled or performed by the Company on time or without undue or unusual expenditure of money or effort;

          (vi) any agreement, contract or arrangement whereby the Company is, or has agreed to become, a member of any joint venture, consortium or partnership or other unincorporated association; and

          (vii) any agreement, contract or arrangement whereby the Company is, or has agreed to become, a party to any distributorship or agency agreement.

     (h) There are no agreements in force restricting the freedom of the Company to provide and take goods and services or to manage its own business affairs by such means and from and to such Persons as it may from time to time think fit.

     (i) Save for any condition or warranty implied by law or contained in its standard terms of business or otherwise given in the ordinary course of business, the Company has not given any guarantee condition or warranty or made any representation in respect of goods (including trading stock) or services supplied or contracted to be supplied by it, nor has it accepted any obligation that could give rise to any liability after any such goods or services has been supplied by it.

     (j) Other than pursuant to or as expressly contemplated by any Transaction Document, the Company has not entered into any agreement, contract or arrangement with, or given any undertaking or assurance to, any of the existing shareholders of the Company or their Affiliates.

     (k) Other than as required by or as expressly contemplated by any Transaction Document, there are no agreements, contracts or arrangements binding on the Company which prohibit or restrict the sale, disposal or transfer of any equity or debt securities (or any interests therein) owned by the Company.

3.12 Conflicts of Interest

     (a)  Other than:

          (i) standard employee benefits generally made available to all employees;

          (ii) standard director and officer indemnification agreements approved by the Board; and

          (iii) the purchase of the Company's Ordinary Shares and the issuance of options to purchase the Company's Ordinary Shares pursuant to the ESOP, in each instance, approved by the Board,

          there are no agreements, understandings or proposed transactions between the

          Company and any of its officers, directors, employees or Key Employees, or any Affiliate thereof.

     (b) The Company is not indebted, directly or indirectly, to any of its directors, officers or employees, or to their respective spouses or children, or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business. None of the Company's directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing:

          (i)  are, directly or indirectly, indebted to the Company; or

          (ii) to the Company's knowledge, have any direct or indirect ownership interest in any Person which is an Affiliate of the Company, or with which the Company has a business relationship, or any Person which competes with the Company. To the Company's knowledge, none of the Company's directors, officers or employees or any members of their immediate families or any Affiliate of any of the foregoing are, directly or indirectly, interested in any contract with the Company. None of the directors or officers, or any members of their immediate families, has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company's major business relationship partners, service providers, joint venture partners, licensees and competitors.

3.13 Absence of Liens

     The property and assets that the Company owns are free and clear of all loans and Encumbrances, except for statutory liens for the payment of current Taxation obligations that are not yet delinquent and Encumbrances that arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with the terms of such leases and, to its knowledge, holds a valid leasehold interest free of any Encumbrances other than those of the lessors of such property or assets.

3.14 Financial Statements

     (a)  Financial Statements

          The Company has been incorporated for less than a full fiscal year and has not prepared any financial statements. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles. The Company shall prepare and deliver to each Investor a copy of its audited and unaudited financial statements as they become available in accordance with Section 5.3 of the Investors' Rights Agreement.

     (b)  Management Accounts

          The management accounts of the Company have been prepared in accordance with

          International Accounting Standards, and on a consistent basis as those used in the audited accounts of the Company and show a true and fair view of the assets and liabilities, profits and losses of the Company and its subsidiaries as a group as of the management accounts date.

     (c)  Books and Financial Records

          All the accounts, books, registers, ledgers and financial and other material records of whatsoever kind of the Company have been fully properly and accurately kept and completed; there are no inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and trading position of the Company and of its plant and machinery, fixed and current assets and liabilities (actual and contingent), debtors, creditors and works-in-progress.

3.15 Changes

     Since the Company's establishment, there has not been:

     (a) any change in the business assets, liabilities, financial condition, trading prospects or operating results of the Company, except changes in the ordinary course of business that have not caused singly, or in the aggregate, a Material Adverse Effect on the Company, and the business of the Company has been carried on so as to maintain the same as a going concern;

     (b) any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect on the Company;

     (c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

     (d) any satisfaction or discharge of any claim, or Encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect on the Company;

     (e) any material change to a Material Contract or agreement or arrangement by which the Company or any of its assets is bound or subject;

     (f) any material change in any compensation agreement or arrangement with any employee, officer, director or shareholder;

     (g) any resignation or termination of employment of any officer or Key Employee of the Company;

     (h) any Encumbrance created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets;

     (i) any loans or guarantees made by the Company to, or for the benefit of, its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

     (j) any declaration, setting aside or payment or other distribution in respect of any of the Company's share capital, or any direct or indirect redemption, purchase, or other acquisition of any of such shares by the Company;

     (k) any sale, assignment or transfer of any Company Intellectual Property Rights;

     (l) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company, or loss of source of supply to or by any abnormal factor, not affecting similar businesses to a like extent;

     (m) to the Company's knowledge, any other event or condition of any character, other than events affecting the economy or the Company's industry sector generally, that could reasonably be expected to result in a Material Adverse Effect on the Company;

     (n) the Company has not disposed of any asset (including trading stock) or supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received, or receivable for such disposal or supply was less than the consideration which would be deemed to have been received for tax purposes;

     (o) save as otherwise expressly provided for in the Transaction Documents, the Company has not assumed or incurred any liabilities (actual or contingent) or expenditure otherwise than in the ordinary course of carrying on its business, or entered into any transaction which is not in its ordinary course of business;

     (p) any payment made by the Company which shall not be deductible for tax purposes either in computing the profits of the Company or in computing the tax chargeable on the Company and its subsidiaries as a group;

     (q)  any change to the Company's financial year end;

     (r) save for resolutions, copies of which have been delivered to each Investor prior to the date hereof, or which are required to be passed by the Company prior to any Closing in order to satisfy the conditions set out in previous or following sections, any board or shareholders' resolutions passed by the Company; or

     (s) any arrangement or commitment by the Company to do any of the things described in this Section 3.15, and the Company is not aware of any facts which shall likely give rise to the occurrence of any of the foregoing.

3.16 Employee Matters

     (a) To the Company's knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee's ability to perform its obligations under its contract of employment with the Company, to promote the interest of the Company, or that would conflict with the Company's business. Neither the execution or delivery of the Transaction Documents, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as now conducted and as presently proposed to be conducted, shall, to the Company's knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

     (b) Without prejudice to the generality of subsection (a) above, to the Company's knowledge, none of the current or former officers, employees or consultants of the Company (including the Key Employees) are in violation of any term of any written employment contract, patent disclosure agreement, proprietary information agreement, non-competition agreement, non-solicitation agreement, confidentiality agreement, or any other similar contract or agreement or any restrictive covenants relating to the right of that officer, employee or consultant to be employed or engaged by the Company, or relating to the use of trade secrets or proprietary information of others, and no former employer of any such Person has any rights in respect of the Company Intellectual Property.

     (c) The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Company has complied with all applicable equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, collective bargaining, and the payment and withholding of Taxes and other sums as required by law except where non-compliance with any Applicable Laws would not result in a Material Adverse Effect on the Company. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company by way of Taxation and is not liable for any arrears of Taxation or other sums for failure to comply with any of the foregoing. The WFOE Subsidiary has withheld all amounts required to be withheld by it, as a withholding agent, by way of Taxation, and has contributed to all stationary welfare and social security funds as required under Applicable Laws of the PRC in respect of all employees of the WFOE Subsidiary.

     (d) To the Company's knowledge, no Key Employee has terminated or intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee, nor does the Company have a present intention to terminate the employment of any of the foregoing. Except for statutory compensation as required under Applicable Laws, upon termination of the employment of any such employees, no severance or other payments shall become due. Except as disclosed in the Disclosure Schedule, the Company has no policy, practice, plan, or program of paying severance pay or any form of severance compensation to any of its employees in connection with the termination of their employment services.

     (e) The Company has not made any representations regarding equity incentives to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in the Board minutes or which are inconsistent with provisions of any Transaction Document.

     (f) There are no claims against the Company arising out of the termination of employment of any former Key Employee.

     (g) The Company does not maintain, and has not established, sponsored, or participated in or contributed to, any employee benefit plan other than the ESOP.

     (h) To the Company's knowledge, none of the officers or directors of the Company is disqualified from holding office under any Applicable Laws, nor has any such Person, during the previous five (5) years, been:

          (i) subject to voluntary or involuntary petition under applicable bankruptcy or insolvency laws or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property;

          (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offences);

          (iii) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a company;

          (iv) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any United States federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not subsequently been reversed, suspended, or vacated, or

          (v) found by a court of competent jurisdiction to have violated any other Applicable Laws which such judgment or finding has not subsequently been reversed, suspended or vacated.

3.17 Tax Returns and Payments

     There are no Taxes due and payable by the Company which have not been paid in a timely fashion. There are no accrued and unpaid Taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable governmental agency. The Company has duly and in a timely fashion filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year.

3.18 Permits

     The Company has all Approvals necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such Approvals and has not received notice of default in respect of any of the foregoing from any Person.

3.19 Corporate Documents

     The copy of the minute books of the Company provided to the Investors contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to in such minutes.

     The Amended Articles are in the form provided to the Investors.

3.20 Disclosure

     The Company has made available to the Investors all the material information reasonably available to the Company that the Investors have requested or which would reasonably be required by the Investors for deciding whether to acquire the Series A Preferred Shares and any Ordinary Shares, including certain of the Company's projections describing the proposed business plan for the WFOE Subsidiary (the "BUSINESS PLAN"). The Company has not withheld, deleted, modified or otherwise altered any material information relating to the Company, and none of the information provided to the Investors is false, untrue or misleading. To the Company's knowledge, no representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to the Investors at any Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Business Plan was prepared in good faith; however, the Company does not warrant that it shall achieve any results projected in the Business Plan. It is understood that this representation is qualified by the fact that the Company has not delivered to the Investor, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

3.21 Breach of Warranty

     The Company agrees that in the event that any of the warranties or representations set out in this Agreement proves to be misleading or untrue as at Closing, then it shall indemnify and hold harmless the Investors against any Losses that each such Investor may suffer as a result of the breach of such warranties or representations.

4.   CONDITIONS TO THE INVESTORS' OBLIGATIONS AT CLOSING

4.1  The Initial Closing

     The rights and obligations of each of the Investors to purchase any shares of the Series A Preferred Shares at the Initial Closing are subject to the fulfilment, on or before such Closing, of each of the following conditions precedent, unless otherwise waived by each of the Investors:

     (a)  Representations and Warranties

          Save as disclosed in the Disclosure Schedule, the representations and warranties of the Company contained in Section 3 shall be true and correct in all material respects as of the Closing, except that any such representations and warranties shall be true and correct in all respects where such representation and warranty is qualified with respect to materiality in Section 3, as the case may be in writing.

     (b)  Performance

          The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

     (c)  Compliance Certificate

          Each of the President or Chief Executive of the Company and the Legal Representative of the WFOE Subsidiary shall have delivered to each of the Investors at the Closing a certificate signed by themselves on behalf of their respective entities in a form satisfactory to the Investors certifying that the conditions specified in Sections 4.1(a) and (b) have been fulfilled.

     (d)  Opinion of Cayman Islands Counsel

          Each of the Investors shall have received from Conyers Dill & Pearman, Cayman Islands counsel for the Company, an opinion, dated as of the Closing, in a form satisfactory to the Investors in their sole discretion.

     (e)  Opinion of PRC Counsel

          Each of the Investors shall have received from PRC counsel for the Company, an opinion, dated as of the Closing, in a form satisfactory to the Investors in their sole discretion.

     (f)  Board of Directors of the Company and the WFOE Subsidiary

          As of the Closing, the authorized size of the Board shall be three (3) members, consisting of one (1) representative from QUALCOMM and two
          (2) representatives from Techfaith.

          The authorized size of the board of directors of the WFOE Subsidiary shall also be three (3) members, consisting of one (1) representative from QUALCOMM and two

          (2) representatives from Techfaith.

     (g)  Investors' Rights Agreement

          At the Initial Closing, the Investors' Rights Agreement (and/or any relevant document documenting and confirming the relevant party's accession to the Investors' Rights Agreement) shall have been executed and delivered by QUALCOMM and Techfaith and the Company.

     (h)  Amended Articles

          At the Initial Closing, the Company shall have filed the Amended Articles with the relevant government body in compliance with Applicable Laws of the Cayman Islands on or prior to the Closing, and the Amended Articles shall continue to be in full force and effect as of the Closing.

     (i)  License Agreements

          At the Initial Closing, each of the License Agreements shall have been executed and delivered by QUALCOMM, Techfaith, and/or the WFOE Subsidiary, as required by such agreements.

     (j)  Establishment of WFOE Subsidiary

          At or prior to the Initial Closing, the WFOE Subsidiary shall have been duly established and all post-establishment filings and registrations with the PRC authorities required with respect to the WFOE Subsidiary and its operation as contemplated by the Business Plan have been duly completed in accordance with, and within the time limits stipulated under, Applicable Laws of the PRC.

     (k)  Secretary's Certificate

          The Company Secretary shall have delivered to each Investor at the Closing a certificate certifying as true copies of originals:

          (i)  the Amended Articles;

          (ii) resolutions of the Board approving the Transaction Documents and the transactions contemplated under the Transaction Documents; and

          (iii) resolutions of the shareholders in the Company approving the Amended Articles and, where so required, pursuant to the Amended Articles, the Transaction Documents and the transactions contemplated by the Transaction Documents.

     (l)  Proceedings and Documents

          All corporate and other proceedings and approvals in connection with the transactions contemplated hereby at the Closing and all documents incident thereto, including but not limited to board and shareholder approvals and registration approvals, shall have been obtained in form and substance reasonably satisfactory to the Investors, and each of such Investors (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as it may reasonably have requested. Such documents may include good standing certificates.

     (m)  Compliance with Laws

          Each Investor warrants and represents to the other Investors that as of the date of Closing, it has fully and duly complied with, and is not, and neither it, nor any Affiliates of such Investor, the Company, and/or the Subsidiary shall become, in connection with, or as a result of its execution or performance of this Agreement and/or its entering into or performing any of its obligations under the Transaction Documents or the transactions contemplated thereby, in contravention of any Applicable Laws. In this Section 4.1(m), Applicable Laws includes, without limitation, a reference to the SAFE Circular as well as a reference all other Applicable Laws of the PRC as may be issued or promulgated by from time to time.

4.2  The Subsequent Closing

     The rights and obligations of each of the Investors to purchase any shares of the Series A Preferred Shares at the Subsequent Closing are subject to the fulfilment, on or before such Closing, of each of the following conditions precedent, in addition to the conditions precedent set forth in
     Section 4.1 (except for Sections 4.1(g), (h), (i) and (j)), unless otherwise waived by each of the Investors:

     (a) a written certification by a director of each of the Investors that Milestone #1 has been satisfied;

     (b) a written certification by a director of each of the Investors that there has not been any material breach by the Company, the WFOE Subsidiary, QUALCOMM or Techfaith, as the case may be, to any of the Transaction Documents and/or the WFOE Articles of Association; and

     (c) a written certification by a director of each of the Investors that there has not been any material breach by the Company, the WFOE Subsidiary, QUALCOMM or Techfaith, as the case may be, to any of the License Agreements.

4.3  The Final Closing

     The rights and obligations of each of the Investors to purchase any shares of the Series A Preferred Shares at the Final Closing are subject to the fulfilment, on or before such Closing, of each of the following conditions precedent, in addition to the conditions precedent set forth in Section 4.1 (except for Sections 4.1(g), (h), (i) and (j)), unless otherwise waived by each of the Investors:

     (a) a written certification by a director of each of the Investors that Milestone #2 has been satisfied;

     (b) a written certification by a director of each of the Investors that there has not been any material breach by the Company, the WFOE Subsidiary, QUALCOMM or Techfaith, as the case may be, to any of the Transaction Documents and/or the WFOE Articles of Association; and

     (c) a written certification by a director of each of the Investors that there has not been any material breach by the Company, the WFOE Subsidiary, QUALCOMM or Techfaith, as the case may be, to any of the License Agreements.

4.4  No Closing Obligation

     In the event that there has been material breach by the Company, the WFOE Subsidiary, QUALCOMM or Techfaith, as the case may be, to any of the Transaction Documents or License Agreements, and such breach has not been remedied during the applicable cure period, then any non-breaching party may immediately terminate this Agreement. Any termination of this Agreement shall not prejudice any cause of action or claim of a Party on account of any breach or default by another Party.

5.   MISCELLANEOUS

5.1  Survival of Warranties

     Unless otherwise set forth in this Agreement, the representations and warranties of the Company contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of any of the Investors.

5.2  Transfer; Successors and Assigns

     The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.3  Governing Law

     This Agreement shall be governed by, and construed in accordance with, the laws of the Hong Kong as to matters within the scope thereof, without regard to its principles of conflicts of laws.

5.4  Counterparts

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.5  Titles and Subtitles

     The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.6  Notices

     All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given:

          (i)  upon personal delivery to the Party to be notified;

          (ii) when sent by "read" receipt confirmed electronic mail or facsimile (subject to confirmation of completed uninterrupted transmission) if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day;

          (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or

          (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

     All communications shall be sent to the respective Parties at their address as set forth above or on the signature page, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 5.6. If notice is given to the Company, a copy shall also be sent to the registered address of the Company and if notice is given to any Investors, a copy shall also be given to Lovells Beijing Office.

5.7  No Finder's Fees

     Each Party represents that it neither is, nor shall it be obligated for any finder's fee or commission in connection with this transaction nor has it procured that the Company shall be liable for any such finder's fee. The Company agrees to indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finder's or broker's fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, directors or representatives is responsible.

5.8  Confidentiality Obligations

     (a) All Confidential Information shall remain the property of the furnishing Party. The furnishing Party grants the receiving Party or Parties the right to use such Confidential Information only as follows. Such Confidential Information (i) shall not be reproduced or copied, in whole or part, except for use as expressly authorized in this Agreement; (ii) shall, together with any full or partial copies thereof, be returned or destroyed when no longer needed or upon any termination of this Agreement; and (iii) shall only be disclosed to employees of the receiving Party or Parties who have a need to know (and such Party or Parties shall advise such employees of the obligations assumed herein and shall ensure their compliance herewith). Moreover, such Confidential Information shall be used by the receiving Party or Parties only for the purpose of performing under this Agreement. Unless the furnishing Party consents in writing, such Confidential Information shall be held in confidence by the receiving Party or Parties. These restrictions shall not apply to any Confidential Information (i) which can be proven to be or have been independently developed by the receiving Party or Parties or lawfully received free of restriction from another source having the right to so furnish such Confidential Information; (ii) after it has become generally available to the public without breach of this Agreement by the receiving Party or Parties or its/their Affiliates; (iii) which at the time of disclosure to the receiving Party or Parties was known to such Party or Parties free of restriction and evidenced by documentation in such Party's or Parties' possession; or (iv) which the disclosing Party agrees in writing is free of such restrictions.

     (b) Confidential Information is subject to this Section 5.8 whether delivered orally or in tangible form and without regard to whether it has been identified or marked as confidential or proprietary. Each Party agrees to use its best efforts to mark or otherwise identify as confidential or proprietary all Confidential Information that it desires to be subject to the terms of this clause before furnishing it to the other Party or Parties. Upon request, a Party shall promptly identify whether specified information must be held by the receiving Party or Parties subject to this Section 5.8.

     (c) Each Party agrees that the QUALCOMM Director and Techfaith Directors shall be entitled to report all matters concerning the Company or the WFOE Subsidiary, including but not limited to matters discussed at any meeting of the Board and of any committee of the Board, to his/her appointer, and that such QUALCOMM Director or any Techfaith Directors may take advice and obtain instructions from his/her appointer, without prejudice to the QUALCOMM Director's or Techfaith Directors' obligation (as the case may be) to act at all times in the best interests of the Company or the WFOE Subsidiary.

     (d) Each Party acknowledges that the terms and conditions of this Agreement, other Transaction Documents, and all exhibits, restatements and amendments hereto and thereto (collectively, the "Financing Terms"), including their existence, shall be considered Confidential Information and shall not be disclosed by it to any third party except in accordance with the provisions set forth in this Section 5.8.

     (e) Notwithstanding anything in the foregoing to the contrary, the Company may disclose any of the Financing Terms to its current or bona fide directors, officers, employees, investment bankers, lenders, accountants, auditors, insurers and attorneys, in each case only where such Persons have a need to know and are under non-disclosure obligations imposed by contract, professional ethics, law or otherwise that are at least as restrictive as this Section 5.8.

     (f) The obligations contained in this Section 5.8 shall endure, even after the termination of this Agreement, without limit in point of time except to the extent that and until any Confidential Information enters the public domain as set out above.

5.9  Fees and Expenses

     (a)  Subject to the provisions of subsection (b) below:

          (i) the Company shall bear, and shall reimburse and pay each of the Investors all costs and expenses (including all legal, accounting and out of pocket costs and expenses) incurred in relation to the proposed investment by the Investors, including for the restructuring of the Company and preparation of the Company for offshore investors, and the negotiation, preparation and execution of the definitive documentation relating thereto, up to the maximum amount of US$200,000. In the event that such aggregate costs and expenses of the Investors exceed US$200,000, each Investor shall be reimbursed such amount as shall be determined as follows:

               R = US$200,000 x I/T

               Where

               R is the amount in US$ that such Investor shall receive as reimbursement for its costs and expenses hereunder,

               I is the total amount of costs and expenses incurred by such Investor, and

               T is the total amount of costs and expenses incurred by all the Investors; and

          (ii) such amount referred to in subsection (a)(i) above shall be deducted from and set-off against the total investment amount payable by each of the Investors for the Series A Preferred Shares under this Agreement.

     (b) In the event that the sale and purchase of shares under this Agreement is not completed, and the Parties agree in writing to terminate this Agreement for reasons attributable to:

          (i) the Company, the provisions of subsection (a) above shall continue to apply, and the Company shall continue to be bound by its obligations therein, save that the amount to be reimbursed and paid to the Investors under subsection (a) above shall be paid to each of the Investors, in such form as may be acceptable to such Investor within thirty (30) days of the termination of this Agreement.

          (ii) the Investors, the provisions of subsection (a) above shall not apply, and each Party shall bear its own professional and other costs and expenses incurred by it in relation to the investment contemplated hereunder.

5.10 Attorney's Fees

     Without prejudice to the provisions of Section 5.9, if any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction

     Documents, the prevailing Party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

5.11 Amendments and Waivers

     Any term of this Agreement may be amended, terminated or waived with the written consent of each Party. Any amendment or waiver effected in accordance with this Section 5.11 shall be binding upon each Investor and each transferee of the Series A Preferred Shares (or of the Ordinary Shares issuable upon conversion thereof), each future holder of all such securities, and the Company.

5.12 Severability

     The invalidity of unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.13 Delays or Omissions

     No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or under Applicable Law or otherwise afforded to any Party, shall be cumulative and not alternative.

5.14 Moratorium

     (a) In the event that the Initial Closing does not take place on the date of this Agreement:

          (i) each of the Parties shall use its best efforts to complete the due diligence, restructuring and all other work contemplated under and in connection with this Agreement, including the fulfilment of the conditions precedent, so as to facilitate effecting Closing as soon as possible; and

          (ii) the Company shall not, unless otherwise agreed to in writing by each Investor, solicit for or engage with other outside parties on any fund raising efforts until the date of the Closing.

     (b) For the avoidance of doubt, each Investor reserves the right, and the Company acknowledges that such Investor being in the business of making venture investments have the right to receive information of, meet with employees of, and discuss or invest in any company whether or not such company has products or services which compete with those of the Company, and without informing the

          Company.

5.15 Entire Agreement

     This Agreement (including the Schedules and Exhibits hereto, if any), together with the other Transaction Documents constitute the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties are expressly cancelled.

5.16 Dispute Resolution

     (a) Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to representatives of the Parties for settlement through friendly consultations between the Parties hereto. In case no agreement can be reached through consultation within thirty
          (30) days from either Party's written notice to the other for commencement of such consultations, the dispute may be submitted to arbitration for settlement by either Party. Any and all such disputes shall be finally resolved by arbitration in accordance with the Arbitration Rules of the United Nations Commission on International Trade Law (UNCITRAL) in force at the relevant time and as may be amended by the rest of this section. The place of arbitration shall be the Hong Kong International Arbitration Centre ("HKIAC"). The official language of the arbitration shall be English and the tribunal shall consist of one arbitrator to be appointed by HKIAC. The sole arbitrator appointed by HKIAC shall have experience in handling China cross-border financing disputes.

     (b) In the course of arbitration, all the Parties shall continue to implement the terms of this Agreement except for those matters subject to arbitration.

     (c) Notwithstanding the above, the Parties hereby consent to and agree that, in addition to any recourse to arbitration as set out above, any Party may seek a temporary or permanent injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the laws of the Hong Kong, a court or authority hearing an application for injunctive relief may apply the law of the jurisdiction where the court or other authority is located in determining whether to grant the injunction.

                  [Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.


          TECHFAITH SOFTWARE (CHINA) HOLDING LIMITED


          By: /s/ Frank Meng
              ---------------------------------
          Name: Frank Meng
          Title: Director
          Address: Century Yard, Cricket Square, Hutchins Drive,
                   O.P. Box 2681GT, George Town, Grand Cayman,
                   British Indies West


          QUALCOMM INCORPORATED


          By: /s/ William E. Keitel
              ---------------------------------
          Name: William E. Keitel
          Title: EVP and CFO
          Address: 5775 Morehouse Drive, San Diego, CA 92121 USA


          CHINA TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY LIMITED


          By: /s/ Junhon Huang
              ---------------------------------
          Name: Junhon Huang
          Title: Vice President
          Address: 3/F M8 West, No. 1 Jiu Xian Qiao East Road,
                   Chao Yang District, Beijing 100016, PRC

          SIGNATURE PAGE TO SERIES A SHARE PURCHASE AND SALE AGREEMENT

                     SCHEDULE 1 - PARTICULARS OF THE COMPANY

                   PART A: PARTICULARS OF COMPANY PRE-CLOSING

AUTHORISED SHARE CAPITAL:               75,000,000
   ORDINARY SHARES:                     50,000,000
   SERIES A PREFERRED SHARES:           25,000,000
NUMBER OF ORDINARY SHARES IN ISSUE:     10
PAR VALUE OF ORDINARY SHARES IN
   ISSUE:                               US$0.001 PER ORDINARY SHARE

NUMBER OF SERIES A PREFERRED SHARES
   IN ISSUE:                            0
PAR VALUE OF SERIES A PREFERRED
   SHARES IN ISSUE:                     US$0.001 PER SERIES A PREFERRED SHARE

DIRECTORS:                              JUNHOU HUANG AND FRANK MENG

REGISTERED OFFICE OF COMPANY:           CENTURY YARD, CRICKET SQUARE,
                                        HUTCHINS DRIVE, O.P. BOX 2681GT,
                                        GEORGE TOWN, GRAND CAYMAN,
                                        BRITISH WEST INDIES

                   PART B: PARTICULARS OF THE WFOE SUBSIDIARY

                 [to be completed prior to the Initial Closing]

NAME: English and Chinese
REGISTERED CAPITAL:              US$10,000,000
TOTAL INVESTMENT AMOUNT:         US$25,000,000
PAID-UP REGISTERED CAPITAL:
BUSINESS LICENCE NO. AND DATE:
MOFCOM APPROVAL NO:
DATE OF APPROVAL CERTIFICATE:
SHAREHOLDERS:
DIRECTORS: [__________]
LEGAL ADDRESS: [____________]

             SCHEDULE 2 - CAPITALIZATION OF THE COMPANY POST-CLOSING

PART A: AT INITIAL CLOSING

AUTHORISED CAPITAL: 50,000,000 ORDINARY SHARES AND 25,000,000 SERIES A PREFERRED SHARES

                                                     PAR VALUE OF
                                    SERIES A       SHARES IN ISSUE     PERCENTAGE
SHAREHOLDER   ORDINARY SHARES   PREFERRED SHARES       (IN US$)      SHAREHOLDING*
-----------   ---------------   ----------------   ---------------   -------------
QUALCOMM              3             3 million           0.001             30%
Techfaith             7             7 million           0.001             70%
                    ---            ----------                            ---
Total                10            10 million                            100%
                    ===            ==========                            ===

* OF TOTAL NUMBER OF SHARES ISSUED IN THE CAPITAL OF THE COMPANY (ON A FULLY-CONVERTED BASIS)

PART B: AT SUBSEQUENT CLOSING

                                                     PAR VALUE OF
                                    SERIES A       SHARES IN ISSUE     PERCENTAGE
SHAREHOLDER   ORDINARY SHARES   PREFERRED SHARES       (IN US$)      SHAREHOLDING*
-----------   ---------------   ----------------   ---------------   -------------
QUALCOMM              3             6 million           0.001             30%
Techfaith             7            14 million           0.001             70%
                    ---            ----------                            ---
Total                10            20 million                            100%
                    ===            ==========                            ===

PART C: AT FINAL CLOSING

                                                     PAR VALUE OF
                                    SERIES A       SHARES IN ISSUE     PERCENTAGE
SHAREHOLDER   ORDINARY SHARES   PREFERRED SHARES       (IN US$)      SHAREHOLDING*
-----------   ---------------   ----------------   ---------------   -------------
QUALCOMM              3            7.5 million          0.001              30%
Techfaith             7           17.5 million          0.001              70%
                    ---           ------------                            ---
Total                10             25 million                            100%
                    ===           ============                            ===

       EXHIBIT A - FORM OF AMENDED MEMORANDUM AND ARTICLES OF ASSOCIATION

                            [INTENTIONALLY OMITTED.]

                 EXHIBIT B - FORM OF INVESTORS' RIGHTS AGREEMENT

                            [INTENTIONALLY OMITTED.]

                         EXHIBIT C - DISCLOSURE SCHEDULE

                 [TO BE UPDATED AT EACH OF THE INITIAL CLOSING,
                     SUBSEQUENT CLOSING AND FINAL CLOSING.]

             EXHIBIT D - FORM OF SOFTWARE LICENSE AGREEMENT BETWEEN
                          QUALCOMM AND WFOE SUBSIDIARY

                            [INTENTIONALLY OMITTED.]

             EXHIBIT E - FORM OF SOFTWARE LICENSE AGREEMENT BETWEEN
                         TECHFAITH AND WFOE SUBSIDIARY

                            [INTENTIONALLY OMITTED.]

              EXHIBIT F - FORM OF DEVELOPMENT AND LICENSE AGREEMENT
                  AMONG WFOE SUBSIDIARY, TECHFAITH AND QUALCOMM

                            [INTENTIONALLY OMITTED.]